PricewaterhouseCoopers LLP 4221 West Boy Scout Boulevard Suite 200 Tampa FL 33607-5745 Telephone (813) 229 0221 Facsimile (813) 229 3646

June 2. 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington. DC 20549

Commissioners:

We have read the statements made by Helios Advantage income Fund, Inc., Helios High income Fund, Inc., Helios Multi-Sector High Income Fund, Inc. and Helios Strategic Income Fund, Inc. (each, a “Fund”) (copies attached), which we understand were filed with the Commission, pursuant to Item 4.02(b) of Form 8-K as part of each Fund’s respective Form 8-K filing dated May 27, 2010. We agree with the statements concerning our Firm in the second paragraph under the heading “Non-Reliance on Financial Statements” in each Fund’s respective Form 8-K. However, it should be noted that we have no basis to agree or disagree with the Funds’ statements in the third and fourth paragraphs under the heading “Non-Reliance on Financial Statements” in the Funds’ filings.

Very truly yours,

PricewaterhouseCoopers LLP